EXHIBIT 10.5

AMENDMENT TO EMPLOYMENT AGREEMENT OF AARON GORDON

This (“Amendment”) is dated August 30, 2016, (“Effective Date”) to the Employment Agreement dated as of January 4, 2016, by and between LM Funding America, Inc., Delaware incorporated corporation (the “Company”), and Aaron Gordon (“Executive”).

WHEREAS: Executive has agreed to reduce his or her cash Salary compensation from the original agreed upon amount pro-rata, commencing on the effective date of this Amendment and continuing thereafter for the duration of the term of the original Employment Agreement at the request of the Board of Directors. This reduction is in connection with cost saving measures and a general reduction of salaries to the Company’s senior management.

NOW THEREFORE: Section 3(a) of the Employment Agreement, titled, “Compensation” is deleted in its entirety and hereby substituted with the following, to read:

(a)The Company agrees to pay to Executive a salary in cash (the “Salary”), as compensation for the services to be performed by Executive, at the rate of ~~$125,000~~ $112,500 per calendar year, paid in accordance with the Company’s customary payroll procedures and subject to applicable withholding. During the Term, the Board shall have the right to increase, but not decrease, the Salary, except the Board may decrease the Salary in connection with a base salary decrease that is generally applicable to all members of the Company’s senior management. Without limiting the generality of the foregoing, Executive will be eligible for additional annual salary merit increases during the Term beginning in 2017 based on the evaluation of Executive’s performance as determined by the Board in its sole discretion. Executive’s salary as in effect from time to time shall constitute the “Salary” for purposes of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

LM FUNDING AMERICA, INC.

By: /s/ Bruce M. Rodgers

      Bruce M. Rodgers, Chief Executive Officer

EXECUTIVE

/s/ Aaron Gordon

Aaron Gordon